Mayer Hoffman McCann P.C.
13577 Feather Sound Drive, Suite 400 ■ Clearwater, FL 33762
Main: 727.572.1400 ■ Fax: 727.571.1933 ■ www.mhmcpa.com

February 28, 2020

U.S. Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC 20549

RE: Verus International, Inc. Form 8-K (File No. 001-34106)

We have read the statements made by Verus International, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.02 of Form 8-K, as part of the Form 8-K of Verus International, Inc. dated February 28, 2020. We agree with the statements concerning our Firm in such Form 8-K.

With respect to all other matters, we have no basis to either agree or disagree with the statements made therein.

Very truly yours,

Mayer Hoffman McCann P.C.

Mayer Hoffman McCann P.C.
Clearwater, Florida